Exhibit 99.1

Press Release

May 24, 2007	Contact Information:
For Immediate Release	George C. Moore
Executive Vice President and Chief Financial Officer
414.643.3000

Rexnord LLC Reports Fourth Quarter and Full Year Results for Fiscal 2007

Call scheduled for Wednesday, May 30, 2007 at 10:00 a.m. Eastern Time

MILWAUKEE, WI – May 24, 2007

Rexnord LLC, a leading diversified, multi-platform industrial company comprised of two key platforms of power transmission and water management products, today reported summary results for the fourth quarter and full year ended March 31, 2007. The fourth quarter and full year results include the results of the acquired water management business (“Zurn”) of Jacuzzi Brands, Inc. from the date of its acquisition by Rexnord of February 7, 2007. The reported results for the fourth quarter and fiscal year 2007 are impacted as a result of the accident at the Company’s Canal Street facility on December 6, 2006. A summary of the approximate impact to sales and operating income is included in the table below.

Fourth Quarter Highlights:

•

Fourth quarter sales grew 27.1% over the prior year quarter to $386.1 million; Power Transmission (“PT”) sales grew 4.2% to $316.6 million (despite the adverse impact of the Canal Street accident); Water Management (“WM”) sales were $69.5 million from acquisition date through March 31, 2007

•	Fourth quarter income from operations was $61.0 million, or 15.8% of sales, compared to $32.9 million, or 10.8% of sales, in the prior year fourth quarter

•

Fourth quarter Adjusted EBITDA grew 30.1% to $80.8 million, or 20.9% of sales; Adjusted EBITDA for the PT segment grew 7.6% to $66.8 million, or 21.1% of sales (despite the adverse impact of the Canal Street accident); Adjusted EBITDA for the WM segment was $14.0 million from the acquisition date through March 31, 2007

•

Total debt (before financings related to the Zurn transaction) was reduced by $2.5 million during the fourth quarter, bringing the total debt reduction (before financings related to the Zurn transaction) to $59.1 million since the date of the Apollo acquisition; Debt to EBITDA (pro forma for the Zurn transaction) was 6.2x at the end of Fiscal 2007

Fiscal 2007 Highlights:

•	Fiscal 2007 sales grew 16.1% over the prior year to $1,255.7 million; PT sales grew 9.7% to $1,186.2 million (despite the adverse impact of the Canal Street accident)

•	Fiscal 2007 income from operations was $78.8 million

•

Fiscal 2007 Adjusted EBITDA grew $40.8 million or 20.6% to $238.8 million or 19.0% of sales; Full year Adjusted EBITDA for the PT segment was $224.8 million (despite the adverse impact of the Canal Street accident)

•	Backlog within the PT segment as of March 31, 2007 was $405 million, an increase of $98 million or 32% from March 2006

Bob Hitt, Rexnord’s Chief Executive Officer, said, “We’re pleased with the fourth quarter results as well as full year, fiscal 2007 results. Fiscal 2007 was an eventful year for Rexnord. We completed the sale of the Company to Apollo and management in July 2006; we announced the Zurn acquisition in October 2006; in December 2006 we had the tragic accident at our Canal Street facility; and finally, in February 2007 we completed the acquisition of Zurn. As a result of the outstanding effort of our employees, we begin fiscal 2008 having significantly improved our strategic position compared to one year ago. We’re now a multi-platform industrial company, with an annual sales run-rate approaching $1.7 billion. We’ve also improved our future growth opportunities and diversification with the acquisition of Zurn. The solid margins and cash flow generation in our power transmission business continue to improve and to complement that, we’ve added Zurn, which has an equally attractive margin and cash flow generation profile. Finally, the recovery we’ve made in just a few short months from the accident at our Canal Street facility has been outstanding and is a result of the efforts of our employees at Canal Street. The progress we’ve made gives us, and most importantly, our customers, the confidence that we’ll be back to full production by the summer and that our gear business will continue to be the market leader for years to come.”

Hitt continued, “We’re proud of the progress we’ve made in fiscal 2007 in the areas of productivity, margin expansion, growth, and asset management. Our goal in fiscal 2008 is to accelerate the rate of improvements within those areas throughout our business by continued implementation of the Rexnord Business System. Our primary focus will continue to be on our customers, and how we best service them by improving our overall quality, delivery and cost.”

Rexnord reported today that sales grew 27.1% in the fourth quarter fiscal 2007, and adjusted EBITDA grew 30.1% over the prior year fourth quarter. “The fourth quarter results include the results of Zurn from acquisition date forward. Excluding the Zurn results, and despite the impact from the Canal Street accident, Power Transmission sales grew 4.2% over the prior year quarter and Adjusted EBITDA grew 7.6%. The full year sales growth in PT was 9.7% and Adjusted EBITDA grew 13.5%.”

Hitt added, “Overall, we continue to see growth across many of our end markets. Within our Power Transmission platform, mining, energy, aggregates and aerospace continue to grow above our aggregate PT growth rates. Consistent with the overall market, we’ve seen slower growth rates in some general industries and a decline in forest products. Within Water Management, commercial construction continues to be solid, and we continue to see good growth in the civil/municipal market. In summary, as we start fiscal 2008, we continue to see growth, albeit at lower rates than we experienced in fiscal 2007.”

Finally, after incurring an additional $669.3 million of debt in the fourth quarter to finance the Zurn acquisition, the Company reduced its debt by $2.5 million in the quarter. The leverage ratio at the end of March 2007 was 6.2x, which compares to 6.8x at the time of the Apollo acquisition on July 21, 2006.

“As we look to fiscal year 2008,” Hitt concluded, “our priorities are to continue the recovery process at the Canal Street facility to be back to full production by the summer and to continue to focus on the needs of our customers. We expect to continue to reduce our leverage by focusing on driving growth, expanding margins and generating cash to reduce our debt.”

Canal Street Accident Business Interruption Impact Estimate Summary	Q3 07	Q4 07	Fiscal 2007
Sales	($15.0 - $20.0) million	($24.0 - $28.0) million	($39.0 - $48.0) million

Operating income	($6.0 - $10.0) million	($10.0 - $12.0) million	($16.0 - $22.0) million

Less: Recoveries to date under insurance policies related to Business Interruption	$0.0 million	$10.0 million	$10.0 million

Operating income impact included within reported results as a result of Canal Street accident (excluding one-time items, gains/losses, and impairments)	($6.0 - $10.0) million	($0.0 - $2.0) million	($6.0 - $12.0) million

Fourth Quarter – Adjusted EBITDA of $80.8 million or 20.9% of sales; Debt to EBITDA ratio at 6.2x

Sales in the fourth quarter of fiscal 2007 were $386.1 million, an increase of $82.4 million or 27.1%, from the prior year fourth quarter sales of $303.7 million. The sales increase was driven by the inclusion of Zurn from the acquisition date through March 31st, which added $69.5 million. The balance of the growth was a result of strength in our power transmission products end markets of natural resource extraction, metals processing, infrastructure expansion (mining, cement, aggregates and aerospace) offset by the adverse impact of the Canal Street accident. Foreign currency fluctuations also favorably impacted sales by approximately $6.9 million during the quarter as the Euro and Canadian dollar strengthened against the U.S. dollar compared to the prior year. The Canal Street accident reduced production and shipments from the Canal Street facility, creating a business interruption that we estimate adversely impacted sales in the fourth quarter of fiscal 2007 by approximately $24.0 to $28.0 million.

Adjusted EBITDA in the fourth quarter was $80.8 million, an increase of 30.1% or $18.7 million over the fourth quarter of fiscal 2006. Adjusted EBITDA for the fourth quarter of fiscal 2007 includes $14.0 million for the acquired Zurn business from the date of acquisition through March 31st. Adjusted EBITDA in the fourth quarter excluding the acquired Zurn business was $66.8 million, an increase of $4.7 million or 7.6% compared to the prior year fourth quarter.

While difficult to determine, the Company estimates that Adjusted EBITDA was adversely impacted by approximately $10 million to $12 million in the fourth fiscal quarter as a result of the Canal Street accident and resulting business interruption, with the impact in the fourth quarter largely being offset by $10.0 million of recoveries recorded under the Company’s business interruption insurance policy.

Gross profit in the fourth quarter of fiscal 2007 grew to $125.2 million, or 32.4% of net sales, from $99.0 million, or 32.6% of net sales in the fourth quarter of fiscal 2006. Net inventory purchase accounting adjustments and LIFO favorably impacted fourth fiscal quarter gross profit margins by a combined 60 basis points, whereas the prior year’s quarter gross profit margins were unfavorably impacted by LIFO expense of 80 basis points. The decline in gross profit margins year-over-year was driven primarily by the impact of the Canal Street accident and the resulting business interruption. Gross profit margins within PT and WM were 31.8% and 35.1%, respectively, in the fourth quarter of fiscal 2007.

Fiscal 2007 – Consolidated 16.1% sales growth and 20.6% Adjusted EBITDA growth over Fiscal 2006; Full year PT sales growth of 9.7% and Adjusted EBITDA growth of 13.5% despite impact of Canal Street accident

Sales in fiscal 2007 were $1.26 billion, an increase of $174.3 million or 16.1%, over sales in fiscal 2006 of $1,081.4 million. Approximately $25.2 million of this increase was due to the inclusion of the Falk acquisition for all of fiscal 2007 compared to approximately 10.5 months in fiscal 2006, and $69.5 million of the increase was as a result of the Zurn acquisition in the fourth quarter of fiscal 2007. The remaining sales increase of $79.6 million was driven primarily by strength in the power transmission products end markets of natural resource extraction, metals processing, infrastructure expansion (mining, cement, aggregates) and strong demand for our aerospace products. Foreign currency fluctuations favorably impacted sales by approximately $18.8 million during fiscal 2007, as the Euro and Canadian dollar strengthened against the U.S. dollar. The Canal Street accident reduced production and shipments from the Canal Street facility, creating a business interruption that we estimate adversely impacted sales in fiscal 2007 by approximately $39.0 to $48.0 million.

Adjusted EBITDA in fiscal 2007 was $238.8 million, an increase of 20.6% or $40.8 million over fiscal 2006. Adjusted EBITDA in fiscal 2007, excluding the acquisition of Zurn, was $224.8 million compared to $198.0 million in fiscal 2006. Adjusted EBITDA in fiscal 2007 excludes $6.0 million of gains recorded related to the Canal Street accident (primarily cash received from insurance proceeds in excess of asset impairments), $62.7 million of transaction-related costs related to the Apollo transaction, $25.0 million of costs related to adjusting our inventories to fair value as part of the Apollo and Zurn transactions, $8.8 million of income due to a CDSOA (as defined below) claim recovery, and $18.8 million of LIFO income, $5.1 million of stock based compensation expense and $3.5 million of other expenses. While difficult to determine, the Company estimates that Adjusted EBITDA was adversely impacted by approximately $16.0 to $22.0 million as a result of the Canal Street accident and the associated reduction in sales in the third and fourth fiscal quarters, which was partially offset by $10.0 million recovered and recorded through March 31, 2007 under the Company’s business interruption insurance policy and is included within the line item Gain on Canal Street accident, net on the income statement. Also included within fiscal 2007 Adjusted EBITDA is a $6.7 million benefit resulting from a policy change that eliminated the carry-over of vacation balances from year-to-year.

Gross profit in the fiscal 2007 was $389.8 million, or 31.0% of net sales, compared to $339.1 million, or 31.4 % of net sales in fiscal 2006. Net inventory purchase accounting adjustments and LIFO unfavorably impacted current year gross profit margins by a combined 50 basis points, whereas the prior year gross profit margins were unfavorably impacted by these items by 20 basis points. The reduction in gross profit margins was primarily a result of the impact of the Canal Street accident and the resulting business interruption offset by the realization of synergies and fixed cost reductions achieved over the past year resulting from the integration of the Falk and Rexnord businesses.

Debt to EBITDA ratio at 6.2x at March 31, 2007; Cash balance of $56.1 million at March 31, 2007

At the end of the fourth quarter, the Company had total debt of $2,046.9 million, an increase of $667.0 million from December 2006. The increase in debt was driven by the incurrence of $669.3 million of additional debt to finance the Zurn acquisition and $0.2 million of acquired capital lease obligations, offset by a debt reduction of $2.5 million. The Company also had cash on hand of $56.1 million as of March 31, 2007. The Company’s leverage ratio (Debt to EBITDA as defined in the Company’s credit agreement) as of March 31, 2007 was 6.2x compared to 6.2x at the end of December 2006, and 6.8x as of the date of the Apollo acquisition on July 21, 2006.

Acquisition of Jacuzzi’s Zurn Water Management Business

On February 7, 2007 we acquired Zurn from an affiliate of Apollo for a cash purchase price of $942.5 million, including transaction costs. The purchase price was financed through an equity investment by Apollo and its affiliates of approximately $282.0 million and debt financing of approximately $669.3 million, consisting of (i) $319.3 million of 9.50% senior notes due 2014, (ii) $150.0 million of 8.875% senior notes due 2016 and (iii) $200.0 million of borrowings under existing senior secured credit facilities. This acquisition created a new strategic water management platform for Rexnord. The transaction was leverage neutral for the Company.

Zurn is a leader in the multi-billion dollar non-residential construction and replacement market for plumbing fixtures and fittings. It designs and manufactures plumbing products used in commercial and industrial construction, renovation and facilities maintenance markets in North America, and holds a leading market position across most of its businesses.

Canal Street Facility Accident Update

Through March 31, 2007, the Company has received cash advances from its insurance carriers totaling $37 million. The Company has not experienced, and does not expect to experience, any material adverse impact to liquidity, cash or its leverage profile as a result of the accident. Production and shipments out of the Canal Street facility continue to increase and the Company expects production to be back to pre-accident levels during the summer of 2007 (approximately the second quarter of Fiscal 2008).

Continued Dumping and Subsidy Offset Act (CDSOA)

The U.S. government has eight antidumping duty orders in effect against certain foreign producers of ball bearings exported from six countries, tapered roller bearings from China and spherical plain bearings from France. The foreign producers of the ball bearing orders are located in France, Germany, Italy, Japan, Singapore and the United Kingdom. The Company is a producer of ball bearing products in the United States. The CDSOA provides for distribution of monies collected by Customs and Border Protection (“CBP”) from antidumping cases to qualifying producers, on a pro rata basis, where the domestic producers have continued to invest their technology, equipment and people in products that were the subject of the anti-dumping orders. As a result of providing relevant information to CBP regarding calendar 2006 and prior years’ manufacturing, personnel and development costs, the Company received $8.8 million, its pro rata share of the total CDSOA distribution, during the third quarter of fiscal 2007.

In February 2006, U.S. Legislation was enacted that will end CDSOA distributions for imports covered by anti-dumping duty orders entering the U.S. after September 30, 2007. Because monies will continue to be collected by CBP until September 30, 2007 and for prior year entries, there may be some distributions beyond 2007; however, the Company can not reasonably estimate the amount of CDSOA distributions it will receive in future years, if any.

EBITDA and Adjusted EBITDA

Rexnord considers EBITDA and Adjusted EBITDA as indicators of operating performance.

EBITDA represents earnings before interest, taxes, depreciation and amortization. EBITDA is presented because it is an important supplemental measure of performance and it is frequently used by analysts, investors and other interested parties in the evaluation of companies in our industry. EBITDA is also presented and compared by analysts and investors in evaluating the performance of issuers of “high yield” securities because it is a common measure of the ability to meet debt service obligations. Other companies in our industry may calculate EBITDA differently. EBITDA is not a measurement of financial performance under generally accepted accounting principles and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net income as indicators of operating performance or any other measures of performance derived in accordance with generally accepted accounting principles. Because EBITDA is calculated before recurring cash charges, including interest expense and taxes, and is not adjusted for capital expenditures or other recurring cash requirements of the business, it should not be considered as a measure of discretionary cash available to invest in the growth of the business. See the Consolidated Statements of Cash Flows included in the attached financial statements.

Adjusted EBITDA represents EBITDA plus the additional adjustments noted in the table below. Adjusted EBITDA is presented because it better represents ongoing business performance than EBITDA, since the adjustments reflect earnings and expenses considered as non-representative of ongoing business for the reasons specified below. Adjusted EBITDA is not a measurement of financial performance under generally accepted accounting principles and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net income as indicators of operating performance or any other measures of performance derived in accordance with generally accepted accounting principles. See the Consolidated Statements of Cash Flows included in the attached financial statements.

About Rexnord

Headquartered in Milwaukee, Wisconsin, Rexnord is a leading, diversified multi-platform industrial company comprised of two key platforms: Power Transmission and Water Management with approximately 7,100 employees worldwide. Rexnord power transmission products include gears, couplings, industrial bearings, flattop, aerospace bearings and seal, industrial chain, and special components. Our water management products are sold primarily under the Zurn and Wilkins brand names and our products include specification drainage, water control, PEX and commercial brass. Additional information about the Company can be found at www.rexnord.com and www.zurn.com.

Conference Call Details

Rexnord will hold a conference call on May 25, 2007 at 10:00 a.m. Eastern Time to discuss its fiscal year 2007 fourth quarter and full year ended results, provide a general business update and respond to investor questions. Rexnord CEO Robert Hitt and CFO George Moore will co-host the call. The conference call can be accessed via telephone as follows:

Domestic toll-free #: (800) 811-8830

International toll #: (913) 981-4904

Access Code: 2649761

If you are unable to participate during the live teleconference, a replay of the conference call will be available until midnight, June 6, 2007. To access the replay, please dial (888) 203-1112 (domestic) or (719) 457-0820 (international) with access code 2649761.

Information in this release may involve guidance, expectations, beliefs, plans, intentions or strategies regarding the future. These forward-looking statements involve risks and uncertainties. All forward-looking statements included in this release are based upon information available to Rexnord LLC as of the date of the release, and Rexnord LLC assumes no obligation to update any such forward-looking statements. The statements in this release are not guarantees of future performance and actual results could differ materially from current expectations. Numerous factors could cause or contribute to such differences. Please refer to the Company’s reports filed from time to time with the Securities and Exchange Commission for a further discussion of the factors and risks associated with the business.

RBS Global, Inc. and Subsidiaries

Consolidated Statements of Operations

(in millions)

	Fourth Quarter Ended March 31,		Fiscal Year and Periods Ended
		Predecessor		Predecessor
	2007	2006	Period from July 22, 2006 through March 31, 2007	Period from April 1, 2006 through July 21, 2006	March 31, 2006
Net sales	$386.1	$303.7	$921.5	$334.2	$1,081.4
Cost of sales	260.9	204.7	628.2	237.7	742.3

Gross profit	125.2	99.0	293.3	96.5	339.1
Selling, general and administrative expenses	67.2	51.2	159.3	63.1	187.8
Gain on Canal Street accident, net	(13.9)	—	(6.0)	—	—
Restructuring and other similar costs	—	10.8	—	—	31.1
Transaction-related costs	—	—	—	62.7	—
Amortization of intangible assets	10.9	4.1	26.9	5.0	15.7

Income (loss) from operations	61.0	32.9	113.1	(34.3)	104.5

Non-operating income (expense):
Interest expense, net	(41.3)	(16.3)	(105.0)	(21.0)	(61.5)
Other income (expense), net	(1.3)	—	5.7	(0.4)	(3.8)

Income (loss) before income taxes	18.4	16.6	13.8	(55.7)	39.2
Provision (benefit) for income taxes	11.4	6.9	10.9	(16.1)	16.3

Net income (loss)	$7.0	$9.7	$2.9	$(39.6)	$22.9

RBS Global, Inc. and Subsidiaries

Consolidated Balance Sheets

(in millions)

		Predecessor
	March 31, 2007	March 31, 2006
Assets
Current assets:
Cash	$56.1	$22.5
Receivables, net	254.4	177.4
Inventories, net	384.3	191.9
Other current assets	26.3	22.2

Total current assets	721.1	414.0

Property, plant and equipment, net	437.1	348.9
Intangible assets, net	987.7	141.1
Goodwill	1,294.2	670.4
Insurance for asbestos claims	136.0	—
Pension assets	114.6	—
Other assets	82.5	33.7

Total assets	$3,773.2	$1,608.1

Liabilities and stockholders’ equity
Current liabilities:
Current portion of long-term debt	$2.2	$1.9
Trade payables	154.4	119.3
Income taxes payable	3.5	3.9
Deferred income taxes	16.9	7.0
Compensation and benefits	52.9	44.9
Current portion of pension obligations	9.4	20.8
Current portion of postretirement benefit obligations	4.9	5.1
Interest payable	30.5	13.5
Other current liabilities	74.8	38.4

Total current liabilities	349.5	254.8

Long-term debt	2,044.7	751.8
Pension obligations	68.8	61.6
Postretirement benefit obligations	52.3	31.1
Deferred income taxes	381.3	40.2
Reserve for asbestos claims	136.0	—
Other liabilities	41.0	27.5

Total liabilities	3,073.6	1,167.0

Stockholders’ equity:
Common stock, $0.01 par value; at March 31, 2007, 100,000 shares were authorized and 1,000 shares were issued and outstanding; at March 31, 2006, 5,000,000 shares were authorized and 3,623,809 shares were issued and outstanding	0.1	0.1
Additional paid in capital	693.3	363.4
Retained earnings	2.9	68.3
Accumulated other comprehensive income	3.3	9.3

Total stockholders’ equity	699.6	441.1

Total liabilities and stockholders’ equity	$3,773.2	$1,608.1

RBS Global, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(in millions)

	Year and Periods Ended
		Predecessor
	Period from July 22, 2006 through March 31, 2007	Period from April 1, 2006 through July 21, 2006	March 31, 2006
Operating activities
Net income (loss)	$2.9	$(39.6)	$22.9
Adjustments to reconcile net income (loss) to cash provided by (used for) operating activities:
Depreciation	36.1	14.0	43.0
Amortization of intangible assets	26.9	5.0	15.7
Amortization of deferred financing costs	5.0	1.1	3.7
Deferred income taxes	12.4	(17.0)	3.1
Loss (gain) on dispositions of property, plant and equipment	1.3	(1.3)	0.4
Non-cash write-off of deferred financing fees	—	20.5	—
Other non-cash charges	3.2	—	6.9
Stock based compensation expense	5.1	—	—
Changes in operating assets and liabilities:
Receivables	(20.0)	12.4	(15.1)
Inventories	15.7	(18.1)	(14.7)
Other assets	(0.6)	(1.3)	(2.1)
Accounts payable	23.9	(17.2)	25.7
Accrued transaction fees	(18.6)	18.6	—
Accruals and other	(30.6)	18.5	2.4

Cash provided by (used for) operating activities	62.7	(4.4)	91.9

Investing activities
Expenditures for property, plant and equipment	(28.0)	(11.7)	(37.1)
Proceeds from dispositions of property, plant and equipment	1.3	1.6	2.3
Acquisitions, net of cash acquired	(1,898.8)	(5.6)	(301.3)

Cash used for investing activities	(1,925.5)	(15.7)	(336.1)

Financing activities
Proceeds from issuance of long-term debt	2,100.0	16.9	312.0
Repayments of long-term debt	(816.3)	(8.5)	(65.0)
Payment of financing fees	(74.8)	(0.2)	(7.6)
Payment of tender premium	(23.1)	—	—
Capital contributions	720.2	—	—
Proceeds from issuance of common stock	1.6	—	1.2

Cash provided by financing activities	1,907.6	8.2	240.6
Effect of exchange rate changes on cash	0.5	0.2	(0.2)

Increase (decrease) in cash	45.3	(11.7)	(3.8)
Cash at beginning of period	10.8	22.5	26.3

Cash at end of period	$56.1	$10.8	$22.5

RBS Global, Inc. and Subsidiaries

Reconciliation of EBITDA and Adjusted EBITDA

Fourth Quarter

(in millions)

(Unaudited)

		Predecessor
	Quarter Ended March 31, 2007	Quarter Ended March 31, 2006
Net Income	$7.0	$9.7
Interest Expense, net	41.3	16.3
Provision for Income Taxes	11.4	6.9
Depreciation and Amortization	24.7	15.2

EBITDA	$84.4	$48.1

Adjustments to EBITDA:
Gain on Canal Street accident, net	$(13.9)	$—
Business Interruption insurance recoveries	10.0	—
Restructuring and other similar costs	—	11.5
Stock based compensation expense	2.4	—
Impact of inventory fair value adjustment	7.8	—
LIFO (income) expense	(10.1)	2.5
Required reserve adjustment related to predecessor	(1.1)	—
Other expense, net	1.3	—

Subtotal of adjustment to EBITDA	(3.6)	14.0

Adjusted EBITDA	$80.8	$62.1

Memo: Estimated impact of Canal Street business interruption, net of recoveries	$0.0 to $2.0 million

Notes to Reconciliation of EBITDA and Adjusted EBITDA

(1)	Adjustments to EBITDA

We define Adjusted EBITDA as net income plus interest, income taxes, depreciation and amortization, plus adjustments for restructuring, stock based compensation expense, other expense, LIFO (income) expense and nonrecurring items. For the quarter ended March 31, 2007, the gain on Canal Street accident consists of the allocation of $25.0 million of the $37.0 million of insurance proceeds received to date. The $25.0 million is allocated between $10.0 million of recoveries under our business interruption policy and $15.0 million under our property and casualty insurance policies, offset by $11.1 million of incremental expenses and impairments, net. Other expense, net for the quarter ended March 31, 2007, consists of management fee expense of $0.5 million, losses on the sale of fixed assets of $0.8 million, foreign currency transaction losses of $0.1 million and other miscellaneous income of $0.1 million. For the quarter ended March 31, 2006, restructuring and other similar costs of $11.5 million relates to restructuring expense associated with plant consolidation and severance and related costs. Other expense, net consists of management fee expense of $0.5 million, losses on the sale of fixed assets of $0.1 million and foreign currency transaction gains of $0.6 million.

RBS Global, Inc. and Subsidiaries

Reconciliation of EBITDA and Adjusted EBITDA

Fiscal Year End

(in millions)

(Unaudited)

	Year and Periods Ended
		Predecessor
	Period from July 22, 2006 through March 31, 2007	Period from April 1, 2006 through July 21, 2006	Combined March 31, 2007	March 31, 2006
Net Income (Loss)	$2.9	$(39.6)	$(36.7)	$22.9
Interest Expense, net	105.0	21.0	126.0	61.5
Provision (Benefit) for Income Taxes	10.9	(16.1)	(5.2)	16.3
Depreciation and Amortization	63.0	19.0	82.0	58.7

EBITDA	$181.8	$(15.7)	$166.1	$159.4

Adjustments to EBITDA:
Gain on Canal Street accident, net	$(6.0)	$—	$(6.0)	$—
Business interruption insurance recoveries	10.0	—	10.0	—
Restructuring and other similar costs	—	—	—	31.8
Transaction related costs	—	62.7	62.7	—
Stock based compensation expense	5.1	—	5.1	—
Impact of inventory fair value adjustment	25.0	—	25.0	—
LIFO (income) expense	(20.0)	1.2	(18.8)	3.0
Required reserve adjustment related to predecessor	(2.3)	2.3	—	—
CDSOA recovery	(8.8)	—	(8.8)	—
Other expense, net	3.1	0.4	3.5	3.8

Subtotal of adjustment to EBITDA	6.1	66.6	72.7	38.6

Adjusted EBITDA	$187.9	$50.9	$238.8	$198.0

Memo: Estimated impact of Canal Street business interruption, net of recoveries	$6.0 to $12.0 million		$6.0 to $12.0 million
Pro-forma Falk EBITDA - Pre-acquisition				$3.5 million

Notes to Reconciliation of EBITDA and Adjusted EBITDA

(1)	Adjustments to EBITDA

We define Adjusted EBITDA as net income plus interest, income taxes, depreciation and amortization, plus adjustments for restructuring, transaction-related costs, stock based compensation expense, other expense, LIFO (income) expense and nonrecurring items. For the fiscal year ended March 31, 2007, transaction-related costs of $62.7 million consist entirely of seller-related expenses incurred during the period in connection with the sale of the Company to Apollo in July 2006. The gain on Canal Street accident consists of the allocation of the $37.0 million of insurance proceeds received to date. The $37.0 million is allocated between $10.0 million of recoveries under our business interruption policy and $27.0 million under our property and casualty insurance policies, offset by $31.0 million of incremental expenses and impairments, net. Other expense, net for the year ended March 31, 2007, consists of management fee expense of $2.0 million, foreign currency transaction losses of $1.4 million and other miscellaneous expenses of $0.1 million. For the fiscal year ended March 31, 2006, restructuring and other similar costs of $31.8 million relates to restructuring expense associated with plant consolidation and severance and related costs. Other expense, net consists of management fee expense of $2.0 million, losses on the sale of fixed assets of $0.4 million, foreign currency transaction losses of $0.4 million, and attorney fees incurred as part of the refinancing of our credit agreement of $1.0 million.

RBS Global, Inc. and Subsidiaries

Net Sales and Adjusted EBITDA by Segment

(in millions)

	Quarter Ended March 31, 2007			Fiscal Year Ended March 31, 2007
	Power Transmission	Water Management	Consolidated	Power Transmission	Water Management	Consolidated
Net sales	$316.6	$69.5	$386.1	$1,186.2	$69.5	$1,255.7
Adjusted EBITDA	66.8	14.0	$80.8	224.8	14.0	$238.8

Memo: Estimated impact of Canal Street business interruption, net of recoveries	$0.0 to $2.0 million		$0.0 to $2.0 million	$6.0 to $12.0 million		$6.0 to $12.0 million